EXHIBIT 4.6

RFS FUNDING TRUST,
as Grantor,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Indenture Trustee.

INDENTURE SECURITY AGREEMENT

Dated as of September 25, 2003

relating to

GE CAPITAL CREDIT CARD MASTER NOTE TRUST,
as Issuer

INDENTURE SECURITY AGREEMENT, dated as of September 25, 2003 (this “Agreement” or this “Indenture Security Agreement”), between RFS FUNDING TRUST, a Delaware statutory trust (the “Grantor”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and not in its individual capacity (the “Indenture Trustee”).

GRANTING CLAUSE

The Grantor, as security for the Issuer’s obligations under the Notes and the Indenture, hereby Grants to Deutsche Bank Trust Company Americas, as the Indenture Trustee for the benefit of the Noteholders and the Indenture Trustee, a security interest in all of the Grantor’s right, title and interest in, to and under the following, whether now existing or hereafter arising or acquired (collectively, the “Collateral”):

(a)     the Transferred Receivables;

(b)     Collections related to and all money, instruments, investment property and other property distributed or distributable in respect of (together with all earnings, dividends, distributions, income, issues, and profits relating to) the Transferred Receivables;

(c)     all rights, remedies, powers, privileges and claims of the Grantor under or with respect to the Servicing Agreement, the Trust Receivables Purchase Agreement and the Bank Receivables Sale Agreement (whether arising pursuant to the terms of the Servicing Agreement, the Trust Receivables Purchase Agreement or the Bank Receivables Sale Agreement or otherwise available to the Grantor at law or in equity), including the rights of the Grantor to enforce the Servicing Agreement or the Trust Receivables Purchase Agreement, and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to the Servicing Agreement or the Trust Receivables Purchase Agreement to the same extent as the Grantor could but for the assignment and security interest granted to the Indenture Trustee for the benefit of the Noteholders;

(d)     all Insurance Proceeds;

(e)     all money, accounts, general intangibles, chattel paper, instruments, goods consisting of, arising from or related to the foregoing;

(f)      all present and future claims, demands and causes in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds, products, rents, receipts or profits of the conversion, voluntary or involuntary, into cash or other property, all cash and non-cash proceeds, and other property consisting of, arising from or relating to all or any part of any of the foregoing; and

(g)     any proceeds of the foregoing.

Deutsche Bank Trust Company Americas, as Indenture Trustee on behalf of the Noteholders, (i) acknowledges such Grant, and (ii) agrees to apply any proceeds of the Collateral in accordance with the trusts under the Indenture in accordance with the Indenture.

The Grantor shall file, and hereby authorizes the Indenture Trustee to file, a UCC financing statement with a collateral description covering the Collateral, whether now existing or arising in the future.

ARTICLE I
DEFINITIONS

SECTION 1.1.        Definitions.  Except as otherwise specified or as the context may otherwise require, the following capitalized terms only have the meanings set forth below for all purposes of this Indenture Security Agreement.

“Account” means, at any time, each credit card account then included as an “Account” pursuant to (and as defined in) the Trust Receivables Purchase Agreement.

“Additional Retailer” means any retailer for which Originator maintains a private label credit card program, a dual card program or both, which is designated as an “Additional Retailer” in accordance with the Trust Receivables Purchase Agreement.

“Agreement” is defined in the preamble.

“Bank Receivables Sale Agreement” means the Bank Receivables Sale Agreement, dated as of June 27, 2003, between  Monogram and the Transferor.

“Banana Republic Program Agreement” means that certain Amended and Restated Consumer Credit Card Program Agreement, dated as of August 29, 2000, by and among Gap, Inc. and Monogram.

“Banana Republic Retailers” means Gap, Inc. d/b/a Banana Republic and its permitted assigns under the Banana Republic Program Agreement.

“Class” means any class of Notes of any Series.

 “Collateral” is defined in the Granting Clause of this Indenture Security Agreement.

“Collections” means, for any Receivable for any period, (a) the sum of all amounts, whether in the form of cash, checks, drafts, or other instruments, received by the Originator or the Servicer in payment of, or applied to, any amount owed by an Obligor on account of such Receivable during such period, including all amounts received on account of such Receivable, all other fees and charges, (b) cash proceeds of Related Security with respect to such Receivable and (c) any in-store payments received by a Retailer, the Servicer or Originator with respect to such Receivable.  Amounts paid by Transferor pursuant to Section 2.5 of the Trust Receivables Purchase Agreement shall be deemed to be

Principal Collections.  Amounts paid by Transferor pursuant to Section 6.1(e) of the Trust Receivables Purchase Agreement shall be deemed to be Principal Collections to the extent that they represent the purchase price of Principal Receivables.

“Contract” means the agreement and Federal Truth in Lending Statement for private label revolving credit card accounts between any Obligor and Originator, as such agreements may be amended, modified, or otherwise changed from time to time.

“Corporate Trust Office” means the office of the Indenture Trustee from time to time designated as the “Corporate Trust Office” pursuant to the Indenture.

 “Event of Default” is defined in the Indenture.

“Finance Charge Receivables” means Receivables created in respect of periodic finance charges, late fees, returned check fees and all other similar fees and charges billed or accrued and unpaid on an Account.

“Funding Agreement” means that certain Receivables Funding Agreement dated as of June 27, 2003, between the Grantor and the lender specified therein, which amends and restates that certain Third Amended and Restated Receivables Funding and Servicing Agreement dated as of September 25, 1997 and amended and restated as of July 22, 1998, as of March 22, 2001, and as of December 30, 2002, among the Grantor, the same lender, the Servicer and GE Capital.

“Gap Program Agreement” means that certain Consumer Credit Card Program Agreement, dated as of August 28, 2000 by and among Gap, Inc. and Monogram.

“Gap Retailers” means Gap, Inc. and its permitted assigns under the Gap Program Agreement.

“GECAF Retailer” means each retailer who is from time to time a party to a dealer agreement with Monogram relating to Monogram’s GECAF private label credit card program.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“Grant” means to create and grant a Lien pursuant to this Indenture Security Agreement, and other forms of the verb “to Grant” shall have correlative meanings.  A Grant with respect to the Collateral or any other agreement or instrument shall include a grant of a Lien upon all rights, powers and options (but none of the obligations) of the granting party thereunder, including the right, upon the occurrence of a default and declaration thereof by the party to whom such Grant is made, to claim for, collect, receive and give receipt for principal and interest payments in respect of the Collateral and all other amounts payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Grantor” means RFS Funding Trust, a Delaware statutory trust.

“Indenture” means the Indenture, dated as of September 25, 2003 between the Issuer and the Indenture Trustee.

“Indenture Supplement” means, with respect to any Series, a supplement to the Indenture, executed and delivered in connection with the original issuance of the Notes of such Series pursuant to Section 2.8 of the Indenture, and any amendment to the Indenture executed pursuant to Sections 9.1 or 9.2 of the Indenture, and in either case, including all amendments thereof and supplements thereto.

“Indenture Trustee” means Deutsche Bank Trust Company Americas, not in its individual capacity but solely as Indenture Trustee under the Indenture and this Agreement, or any successor Indenture Trustee under the Indenture and this Agreement.

“Insurance Proceeds” means any amounts payable to Originator pursuant to any credit insurance policies covering any Obligor with respect to Transferred Receivables under such Obligor’s Account.

“Issuer” means GE Capital Credit Card Master Note Trust, a Delaware statutory trust.

“JCPenney Program Agreement” means that certain Consumer Credit Card Program Agreement, dated as of December 6, 1999, by and between J.C. Penney Company, Inc. and Monogram Credit Card Bank of Georgia.

“JCPenney Retailers” means J.C. Penney Company, Inc. and other Authorized Entities as such term is defined in the J.C. Penney Program Agreement.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction); provided, however, Permitted Encumbrances shall not constitute a Lien.

“Lowe’s Retailers” means each of Lowe’s Companies, Inc., Lowe’s Home Centers, Inc., The Contractor Yard, Inc., Lowe’s HIW, Inc. and certain of their affiliates.

“Monogram” means Monogram Credit Card Bank of Georgia, a bank organized under the laws of Georgia.

“Note” means any note issued by the Issuer, and authenticated by the Indenture Trustee pursuant to the Indenture.

“Note Register” is defined in the Indenture.

“Noteholder” means the Person whose name is registered on the Note Register or such other Person deemed to be a “Noteholder” in any related Indenture Supplement.

“Obligor” means, with respect to any Receivable, any Person obligated to make payments in respect thereof.

“Old Navy Program Agreement” means that certain Consumer Credit Card Program Agreement, dated as of August 28, 2000, by and among Gap, Inc. and Monogram.

“Old Navy Retailers” means Gap, Inc. d/b/a Old Navy and its permitted assigns under the Old Navy Program Agreement.

“Originator” means Monogram or any other originator so designated pursuant to Section 2.10 of the Trust Receivables Purchase Agreement.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable; and (b) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, governmental authority or any other entity of whatever nature.

“Principal Collections” means Collections of Principal Receivables (after giving effect to any recharacterization of Collections of Principal Receivables as Collections of Finance Charge Receivables pursuant to Section 2.8 of the Trust Receivables Purchase Agreement).  Amounts paid by Transferor pursuant to Section 2.5 of the Trust Receivables Purchase Agreement shall be deemed to be Principal Collections.  Amounts paid by Transferor pursuant to Section 6.1(e) of the Trust Receivables Purchase Agreement shall be deemed to be Principal Collections to the extent that they represent the purchase price of Principal Receivables.

“Principal Receivable” means each Receivable, other than a Finance Charge Receivable.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Rating Agency Condition” is defined in the Indenture.

“Receivable” means any amount owing by an Obligor under an Account from time to time.

“Records” means all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, or Sub-Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Related Security” means with respect to any Receivable: (a) all of the Originator’s interest, if any, in the goods, merchandise (including returned merchandise) or equipment, if any, the sale of which gave rise to such Receivable; (b) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and (c) all Records relating to such Receivable.

“Retailer” means any of the Banana Republic Retailers; the Gap Retailers; the GECAF Retailers; the JCPenney Retailers; the Lowe’s Retailers; Montgomery Ward & Co., Incorporated; the Old Navy Retailers; the Sam’s Club Retailers; the Wal-Mart Retailers and from time to time, any Additional Retailer.

“RFS Funding Trust Agreement” means the Amended and Restated Trust Agreement, dated as of December 19, 2002 among the Transferor, General Electric Capital Services, Inc. and the Trustee, as amended and restated on June 27, 2003 among the Transferor, RFS Holding, Inc. (as assignee of General Electric Capital Services, Inc.) and the Trustee.

“Sam’s Club Program Agreement” means that certain Third Amended and Restated Consumer Credit Card Program Agreement, dated as of February 1, 1999, by and among Wal-Mart Stores, Inc., Sam’s West, Inc., Sam’s East, Inc. and Monogram.

“Sam’s Club Retailers” means Sam’s West, Inc., a Delaware corporation, Sam’s East, Inc., a Delaware corporation, and their respective successors and permitted assigns under the Sam’s Club Program Agreement.

 “Series” means any series of Notes, which may include within any such Series a Class or Classes of Notes subordinate to another such Class or Classes of Notes.

“Servicer” means Monogram, in its capacity as the Servicer under the Servicing Agreement, or any other Person designated as a Successor Servicer pursuant to the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement dated as of June 27, 2003, among the Servicer, the Grantor and, upon its accession as provided therein, the Issuer.

“Sub-Servicer” means any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” means any written contract entered into between the Servicer and any Sub-Servicer relating to the servicing, administration or collection of the Transferred Receivables.

“Successor Servicer” means a successor to the initial Servicer as appointed under the Servicing Agreement.

“Transferor” means RFS Holding, L.L.C. or any additional transferor designated as a “Transferor” pursuant to the Trust Receivables Purchase Agreement.

“Transferred Receivable” means a Receivable that has been transferred by Transferor to Grantor under the Trust Receivables Purchase Agreement.

“Trust Receivables Purchase Agreement” means the Receivables Purchase and Contribution Agreement dated as of June 27, 2003 and as amended as of September 25, 2003 by the First Amendment to the Receivables Purchase and Contribution Agreement, between Transferor and Grantor.

“Trustee” means Deutsche Bank Trust Company Delaware, not in its individual capacity, but solely as trustee of the Grantor.

“UCC” means, unless the context otherwise requires, the Uniform Commercial Code as in effect in the relevant jurisdiction.

“Wal-Mart Program Agreement” means that certain Consumer Credit Card Program Agreement dated as of August 26, 1999, by and between Wal-Mart Stores, Inc. and Monogram.

“Wal-Mart Retailers” means ‘Retailer’ as such term is defined in the Wal-Mart Program Agreement.

SECTION 1.2.        Other Interpretive Matters.  All terms defined directly or by reference in this Indenture Security Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein.  For purposes of this Indenture Security Agreement, each and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; and unless otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with the Issuer’s fiscal calendar; (b) unless defined in this Indenture Security Agreement or the context otherwise requires, capitalized terms used in this Indenture Security Agreement which are defined in the UCC shall have the meaning given such term in the UCC; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Indenture Security Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Indenture Security Agreement (or the certificate or other document in which reference is made); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Indenture Security Agreement, and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; and (i) references to any Person include that Person’s successors and permitted assigns.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

SECTION 2.1.        Perfection Representations and Warranties.  The parties hereto agree that the representations, warranties and covenants set forth in Schedule 1 shall be a part of this Indenture Security Agreement for all purposes.

ARTICLE III
REMEDIES

SECTION 3.1.        Remedies.  If an Event of Default shall have occurred and be continuing under the Indenture with respect to any Series, and pursuant to the Indenture the Indenture Trustee is entitled to cause the Grantor to sell Transferred Receivables, then Grantor agrees that the Indenture Trustee shall have the right to sell such Transferred Receivables.

SECTION 3.2.        Limitations and other Indenture Provisions.  In exercising its rights under this Indenture Security Agreement, the Indenture Trustee shall be subject to the same limitations, and entitled to the same protections, indemnity and immunity, as if such rights were exercised by the Indenture Trustee directly against the Issuer pursuant to the Indenture.

ARTICLE IV
MISCELLANEOUS

SECTION 4.1.        Notices, etc., to the Indenture Trustee and the Grantor.  Any request, demand, authorization, direction, notice, consent or waiver, or other documents provided or permitted by this Indenture Security Agreement, shall be in writing and, if such request, demand, authorization, direction, notice, consent or waiver is to be made upon, given or furnished to or filed with:

(a)           the Indenture Trustee by the Grantor, shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Indenture Trustee and received at its Corporate Trust Office, or

(b)           the Grantor by the Indenture Trustee, shall be sufficient for every purpose hereunder if in writing and mailed, first-class, postage prepaid, to the Issuer addressed to (and received at): RFS Funding Trust, c/o Deutsche Bank Trust Company Americas Corporate Trust and Agencies Services - Structured Finance Services, 60 Wall Street, 26th Floor, MS NYC60-2606, New York, New York 10005, with a copy to General Electric Capital Corporation, as Administrator, 3001 Summer Street, Stamford, CT  06927, Attention: Program Manager, or at any other address previously furnished in writing to the Indenture Trustee by the Grantor.

SECTION 4.2.        Successors and Assigns.  All covenants and agreements in this Indenture Security Agreement by the Grantor shall bind its successors and assigns, whether so expressed or not.  All agreements of the Indenture Trustee in this Indenture Security Agreement shall bind its successors, co-trustees and agents of the Indenture Trustee, whether so expressed or not.

SECTION 4.3.        Severability.  Any provision of this Indenture Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 4.4.        Governing Law.  (a)   THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)     EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE INDENTURE TRUSTEE FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE NOTES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE INDENTURE TRUSTEE.  EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 4.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.  NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY

HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS INDENTURE SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 4.5.        Counterparts.  This Indenture Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  Executed counterparts may be delivered electronically.

SECTION 4.6.        Grantor Obligation.  No recourse may be taken, directly or indirectly, with respect to the obligations of the Grantor under this Indenture Security Agreement or any certificate or other writing delivered in connection herewith or therewith, against (i) the Indenture Trustee or the Trustee in its individual capacity, (ii) any owner of a beneficial interest in the Grantor or (iii) any partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee or the Trustee in its individual capacity, any holder of a beneficial interest in the Grantor, the Trustee or the Indenture Trustee or of any successor or assign of the Indenture Trustee or the Trustee in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Indenture Trustee and the Trustee have no such obligations in their individual capacity) and except that any such partner, owner or beneficiary shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.  For all purposes of this Indenture Security Agreement, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Articles VI, VII and VIII of the RFS Funding Trust Agreement.

Agents of the Grantor.  The Indenture Trustee hereby acknowledges that it has been advised that any agent of the Grantor may act on behalf of the Grantor hereunder for purposes of all consents, amendments, waivers and other actions permitted or required to be taken, delivered or performed by the Grantor, and the Indenture Trustee agrees that any such action taken by an agent on behalf of the Grantor shall satisfy the Grantor’s obligations hereunder.

SECTION 4.7.        No Petition.  The Indenture Trustee hereby covenants and agrees that it will not at any time institute against the Grantor, or solicit or join or cooperate with or encourage any institution against the Grantor of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law, except as permitted by the Intercreditor Agreement referred to in the Indenture.

SECTION 4.8.        Trust Receivables Purchase Agreement.  The Grantor will not consent to any amendment or other modification to the Trust Receivables Purchase Agreement that affects the meaning of any defined term used in this Agreement unless consented to in writing by each party to this Agreement.

 [Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture Security Agreement to be duly executed by their respective officers duly authorized as of the day and year first above written.

RFS FUNDING TRUST

By: Deutsche Bank Trust Company Delaware, not in its individual capacity but solely as trustee

By:	/s/ Susan Barstock
	Name:	Susan Barstock
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Indenture Trustee

By:	/s/ Susan Barstock
	Name:	Susan Barstock
	Title:	Vice President

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SCHEDULE 1

Perfection Representations and Warranties

1.               General.  This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Receivables and the proceeds thereof in favor of the Indenture Trustee, which (a) in the case of existing Transferred Receivables and the proceeds thereof, is enforceable upon execution of this Agreement against creditors of and purchasers from the Grantor, and which will be enforceable with respect to Transferred Receivables hereafter and thereafter created and the proceeds thereof upon such creation, and (b) upon filing of the financing statements described in clause 4 below and, in the case of Transferred Receivables hereafter created, upon the creation thereof, will be prior to all other Liens (other than Liens permitted pursuant to clause 3 below).

2.               General.  The Transferred Receivables constitute “accounts” within the meaning of UCC Section 9-102.

3.               Creation.  Immediately prior to the grant of a security interest of the Transferred Receivables pursuant to this Agreement, the Grantor owns and has good and marketable title to the Transferred Receivables free and clear of any Lien, claim or encumbrance of any Person, other than Permitted Encumbrances.

4.               Perfection.   The Grantor has caused or will have caused, within ten days of the date of this Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted by the Grantor to the Indenture Trustee under this Agreement in the Transferred Receivables.

5.               Priority.  Other than the security interest granted to the Indenture Trustee pursuant to this Agreement and the security interest granted pursuant to the Funding Agreement, the Grantor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Transferred Receivables.  The Grantor has not authorized the filing of and is not aware of any financing statements against the Grantor that include a description of collateral covering the Transferred Receivables other than any financing statement (i) relating to the security interest granted to the Indenture Trustee hereunder or the security interest granted under the Funding Agreement or (ii) that has been terminated.  As a result of the terms of an intercreditor agreement between the Indenture Trustee and the secured party under the Funding Agreement, each of the security interest granted to the Indenture Trustee pursuant to this Agreement and the security interest granted pursuant to the Funding Agreement are first priority security interests, ranking equally with one another.

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